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EXHIBIT 10.3

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made this 31st day of May, 2000, by and between COAST NATIONAL BANK (the "Bank"), having a principal place of business at 486 Marsh Street, San Luis Obispo, California 93401, and JACK C. WAUCHOPE ("Executive"), whose residence address is 6348 Mira Cielo, San Luis Obispo, California 93401.

W I T N E S S E T H:

        WHEREAS, the Bank is a national banking association, with power to own property and carry on its business as it is now being conducted;

        WHEREAS, the Bank desires to avail itself of the skill, knowledge and experience of Executive in order to insure the successful management of its business; and

        WHEREAS, the parties hereto desire to specify the terms and conditions of Executive's employment by the Bank;

        NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, it is agreed that from and after June 1, 2000 (the "Effective Date"), the following terms and conditions shall apply to Executive's said employment:

          A.    TERM OF EMPLOYMENT

        The Bank hereby employs Executive, and Executive hereby accepts employment with the Bank, for a term of three (3) years, commencing on June 1, 2000, and ending on May 31, 2003, unless terminated sooner in accordance with Section F. below. Upon expiration of this Agreement, the respective rights and obligations of the Parties hereunder shall cease, except for any term that is subject to an express survival provision (e.g., Subsection D.5).

          B.    DUTIES OF EXECUTIVE

          1.    Duties.    Executive shall perform the duties of President and Chief Executive Officer of the Bank, subject to the powers by law vested in the Board of Directors of the Bank and in the Bank's shareholders. During the Term, Executive shall perform exclusively the services herein contemplated to be performed by Executive faithfully, diligently and to the best of Executive's ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and the Bank's Articles of Association and Bylaws.

          2.    Conflicts of Interest.    Except as permitted by the prior written consent of the Board of Directors of the Bank, Executive shall devote Executive's entire productive time, ability and attention to the business of the Bank during the Term, and Executive shall not directly or indirectly render any services of a business, commercial or professional nature, to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with the Bank's interests. Notwithstanding the foregoing, Executive may make investments of a passive nature in any business or venture.

          C.    COMPENSATION

          1.    Salary.    For Executive's services hereunder, the Bank shall pay or cause to be paid as annual base salary to Executive in accordance with the following schedule during the term of this Agreement:

June 1, 2000 - May 31, 2001	$135,000.00 (gross);
June 1, 2001 - May 31, 2002	$150,000.00 (gross); and
June 1, 2002 - May 31, 2003	$165,000.00 (gross).

        Said salary shall be payable in equal installments in conformity with the Bank's normal payroll practice, and shall be paid less all applicable taxes, withholdings, and deductions.

          2.    Bonuses.    Executive may receive an annual bonus in an amount to be determined by the Board of Directors in its sole discretion.

          D.    EXECUTIVE BENEFITS

          1.    Vacation.    Executive shall be entitled to up to four (4) weeks of vacation each year during the Term, which vacation shall be taken at such times as are agreed upon by Executive and the Board of Directors; provided, however, that during each year of the Term, Executive is required to and shall take at least two (2) weeks of said vacation (the "Mandatory Vacation"), which shall be taken consecutively. Executive shall not be entitled to vacation pay in lieu of vacation; provided, however, that any vacation days earned but not used in any year may be carried over to future years, subject to any cap or limitation on vacation benefit accrual that may be contained in the Bank's Employee Policy Guide (which cap or limitation is hereby incorporated by reference).

          2.    Automobile.    Commencing on the Effective Date and during the entire Term hereunder, the Bank shall pay to Executive, as an automobile allowance, the sum of Five Hundred Dollars ($500) per month.

          3.    Group Medical and Life Insurance Benefits.    The Bank, at its expense, shall provide for Executive medical, dental, accident and health, and income continuation insurance benefits (including disability) equivalent to the normal and customary benefits available from time to time under the California Banker's Association Group Insurance Program (or equivalent) for an employee of Executive's salary level. In addition, the Bank, at its expense, will provide Executive with permanent life insurance benefits of Four Hundred Thousand Dollars ($400,000). Said coverage shall be in existence or shall take effect as of the Effective Date hereof and shall continue throughout the Term. Executive shall be the individual owner of such life insurance policy with all associated benefits. The Bank's liability to Executive for any breach of this Subsection D.3 shall be limited to the amount of premiums payable by the Bank to obtain the coverage contemplated herein.

          4.    Stock Option.    In addition to those stock options that have already been granted to the Executive prior to the commencement of this Agreement, during the term of this Agreement, the Bank may grant to Executive stock options to purchase the Bank's common stock in such amount as may be determined in the sole discretion of the Board of Directors of the Bank and pursuant to such terms as are contained in the Stock Option Plan approved by the Bank's shareholders and as may be in effect during the term of this Agreement.

          5.    Club Membership.    During the Term of this Agreement, the Bank shall provide the Executive with a membership to the San Luis Obispo Golf and Country Club ("SLOGCC") in San Luis Obispo, California, at no cost to the Executive. The Bank agrees to pay Executive's dues in SLOGCC, all further assessments by SLOGCC, and all other expenses reasonably and necessarily incurred by Executive in connection with the Executive's maintenance and use of the Membership for business-related purposes during the Term of this Agreement.

        The Parties acknowledge and agree that although the Membership shall be held in the Executive's name during the Term of this Agreement, the Membership shall remain an asset of the Bank during the term of this Agreement, and the Executive may not sell, transfer, encumber or hypothecate in any manner the Membership without the Bank's prior written authorization. The Parties also agree that upon the cessation of the Executive's employment with the Bank under this Agreement for any reason, including voluntary resignation or retirement, the Executive shall purchase the Membership from the Bank. The purchase price to the Executive shall be $16,975.00, payable to the Bank in cash no later than ninety (90) days after the Executive's last day of active employment with the Bank. The Executive hereby consents to the Bank's assignment of its rights hereunder in the event that the Bank is acquired by or is merged with another financial institution.

        The provisions of this Subsection D.5, shall be binding on and inure to the benefit of each Parties' successors and heirs, and shall survive the expiration of this Agreement and the termination of the Executive's employment with the Bank.

          E.    REIMBURSEMENT FOR BUSINESS EXPENSES

        Executive shall be entitled to reimbursement by the Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties and in acting for the Bank during the Term, which types of expenditures shall be determined by the Board of Directors, provided that:

          1.    Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Bank as a business expense and not as compensation to Executive; and

          2.    Executive furnishes to the Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Bank and not as compensation to Executive.

          F.    TERMINATION

          1.    At-Will Employment.    Pursuant to the provisions of 12 U.S.C. Section 24 (i.e., The National Bank Act) and notwithstanding any other provision to the contrary contained herein, it is agreed by the parties hereto that the Executive's employment hereunder shall be at-will, and that the Bank may at any time elect to terminate this Agreement and Executive's employment by the Bank for any reason by action of its Board of Directors, which action shall be deemed to have been taken upon the affirmative vote of at least a majority of the authorized number of Directors of the Bank. Any termination under this Subsection F.1 shall be effective immediately upon the Bank's giving of notice to Executive, and all liability or obligation by the Bank hereunder to Executive (except for severance benefits, as may be provided below) shall thereupon cease. Such termination shall not prejudice any remedy which the Bank may have at law, in equity, or under this Agreement.

          2.    Severance Upon Termination Without "Cause".    In the event that the Executive's employment hereunder is terminated without "Cause" (as hereinafter defined below), the Bank shall provide Executive with severance benefits consisting of the following: (a) severance pay in a sum equivalent to Executive's then existing base salary for a period of twelve (12) months next following Executive's termination (in lieu of any payments otherwise due for the balance of the Term), which payment shall be payable to Executive in one lump sum payment on the effective date of termination of Executive's employment hereunder; and (b) continuation of insurance benefits provided to Executive hereunder for a period not to exceed sixty (60) days after termination. The parties agree that the provision of such severance benefits shall constitute full and complete performance by the Bank of its obligations hereunder.

        For purposes of this Subsection F.2., "Cause" shall be deemed to exist if: (a) Executive fails to perform or habitually neglects the duties which he is required to perform hereunder, (b) Executive engages in illegal activity which materially adversely affects the Bank's reputation in the community or which evidences the lack of Executive's fitness or ability to perform Executive's duties as determined by the Board of Directors in good faith, or (c) Executive commits any act which would cause termination of coverage under the Bank's Bankers' Blanket Bond as to Executive (as distinguished from termination of coverage as to the Bank as a whole).

          3.    Death or Disability.    In the event of Executive's death, or if Executive is found to be physically or mentally disabled (as hereinafter defined) as determined by the Board of Directors in good faith, this Agreement shall terminate without any further liability or obligation to Executive, including any obligation to provide severance benefits pursuant to Subsection F.2. above.

        For purposes of this Agreement only, "physically or mentally disabled" shall be defined as Executive being unable to fully perform under this Agreement for a continuous period of ninety (90) days or a cumulative period of one hundred twenty (120) days in any one calendar year. If there should be a dispute between the Bank and Executive as to Executive's physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then by a physician or psychiatrist designated by the Los Angeles County Medical Association. The certification of such physician or psychiatrist as to the question in dispute shall be final and binding upon the parties hereto.

          4.    Action by Supervisory Authority.    If the Bank is closed or taken over by the Comptroller of the Currency or other supervisory authority, including the Federal Deposit Insurance Corporation, or if such supervisory authority should exercise its enforcement powers to remove Executive from office or suggest such removal, the Bank may immediately terminate this Agreement without further liability or obligation to Executive, including any obligation to provide severance benefits pursuant to Subsection F.2. above.

          5.    Merger or Corporate Dissolution.    In the event of (a) a merger where the Bank is not the surviving entity, (b) a consolidation, (c) a transfer of all or substantially all of the assets of the Bank, (d) any other corporate reorganization where there is a change in ownership of at least forty-five percent (45%) except as may result from a transfer of shares to another corporation in exchange for at least eighty percent (80%) control of that corporation, or (e) the dissolution of the Bank, this Agreement may be terminated without further liability or obligation to Executive (including any obligation to provide severance benefits pursuant to Subsection F.2. above) by the Bank or the surviving bank, in the event of a merger, or the transferee of assets, in the event of a purchase or sale; provided, however, that if Executive's employment is terminated as a result thereof, then the Bank, the surviving bank or the transferee of assets, as the case may be, shall pay to Executive a sum equivalent to Executive's then existing base salary for a period of twelve (12) months next following Executive's termination (in lieu of any payments otherwise due for the balance of the Term). Such payment shall be payable to Executive in one lump sum payment on the effective date of termination of Executive's employment hereunder. Such action shall not be construed as a breach of this Agreement, as the payment of such sum shall constitute full and complete performance by the Bank (or any successor-in-interest) of its obligations hereunder. Notwithstanding any provision to the contrary in this Subsection F.5, no severance benefits shall be payable to Executive hereunder if Executive's employment is terminated for any of the reasons delineated in Subparagraph F.2 hereof.

          6.    Effect of Termination.    In the event of the termination of this Agreement prior to the completion of the Term specified herein, Executive shall be entitled to the salary earned by Executive prior to the date of termination as provided for in this Agreement, computed pro rata up to and including that date; but Executive shall be entitled to no further compensation for services rendered after the date of termination, except as provided in Subsections F.2 and F.5 above in the event that if Executive's employment is terminated pursuant to either Subsection F.2 or F.5 hereof.

          G.    GENERAL PROVISIONS

          1.    Trade Secrets.    During the Term, Executive will have access to and become acquainted with what Executive and the Bank acknowledge are trade secrets, to wit, knowledge or data concerning the Bank, including its operations and business, and the identity of customers of the Bank, including knowledge of their financial condition, their financial needs, as well as their methods of doing business. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or for a period of one (1) year after the termination of this Agreement, except as required in the course of Executive's employment with the Bank. The provisions of this Subsection G.1. shall survive the expiration or termination of this Agreement.

          2.    Covenant Not to Compete.    Executive hereby covenants and agrees that, for a period of one (1) year after termination of this Agreement and for any period during which Executive receives any compensation from the Bank, Executive shall not engage in the business of banking anywhere within the County of San Luis Obispo. The provisions of this Subsection G.2. shall survive the termination of this Agreement, but shall not survive the expiration of this Agreement pursuant to Section 1 above.

          3.    Indemnification.    To the maximum extent permitted by applicable law, the Articles of Association, Bylaws and/or resolutions of the Bank in effect from time to time, the Bank shall indemnify Executive against liability or loss arising out of Executive's actual or asserted misfeasance or non-feasance in the performance of Executive's duties or out of any actual or asserted wrongful act against, or by, the Bank including but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. The provisions of this Subsection G.3 shall apply to the estate, executor, administrator, heirs, legatees or devisees of Executive.

          4.    Return of Documents.    Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during the Term are solely the property of the Bank, and that Executive has no right, title or interest therein. Upon termination of this Agreement, Executive or Executive's representative shall promptly deliver possession of all of said property to the Bank in good condition.

          5.    Notices.    Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to be duly given upon personal delivery (professional courier acceptable); three (3) calendar days following deposit in the United States mail by either certified or registered mail, with return receipt requested, postage prepaid; or upon receipt of written confirmation of transmission if delivered by facsimile, addressed to the party at the address appearing at the beginning of this Agreement. Either party may change its address by written notice in accordance with this Subsection G.5.

          6.    Applicable Law.    This Agreement is to be governed by and construed in accordance with the laws of the State of California.

          7.    Captions and Section Headings.    Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

          8.    Invalid Provisions.    Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

          9.    Entire Agreement.    This Agreement contains the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Bank. Notwithstanding the foregoing, the Parties' Employment Agreement dated May 13, 1997, shall remain in full force and effect until the Effective Date of this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the Bank and Executive.

          10.    Receipt of Agreement.    Executive hereby acknowledges that he has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

          11.    Review by Counsel.    Executive represents and warrants to the Bank that he has had this Agreement reviewed by independent legal counsel of his choice, or if he has not, that he has had the opportunity to do so, and hereby waives any claim, objection or defense on the grounds that this Agreement has not been reviewed by legal counsel of his choice.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COAST NATIONAL BANK
	BY:	/s/ JOHN F. GUHRING
	BY:	/s/ [ILLEGIBLE]
/s/ JACK C. WAUCHOPE Jack C. Wauchope ("Executive")

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EMPLOYMENT AGREEMENT